Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 March 12, 2010

$[—] Notes due March 31, 2015 Linked to the Performance of the S&P 500® Dynamic VEQTORTM Total Return Index Global Medium-Term Notes, Series A E-4790

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 26, 2010

Issue Date:	March 31, 2010

Final Valuation Date:	March 26, 2015*

Maturity Date:	March 31, 2015* (resulting in a term to maturity of approximately 5 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Dynamic VEQTORTM Total Return Index (the “Index”) (Bloomberg ticker symbol “SPVQDTR <Index>”), as described in “Description of the S&P 500® Dynamic VEQTORTM Total Return Index” below.

Redemption Amount:

The redemption amount you receive upon maturity or upon early redemption will reflect the performance of the Reference Asset less certain applicable fees.

•       If you hold your Notes to maturity, you will receive a cash payment equal to the closing indicative value on the final valuation date.

•       If you redeem your Notes prior to maturity, you will receive a cash payment equal to the closing indicative value on the applicable valuation date.

The redemption amount cannot be less than $0.00.

Your investment will be fully exposed to any decline in the Index. You will lose some or all of your investment at maturity or upon early redemption if the Index has not increased sufficiently to offset the effect of the investor fee.

Investor Fee:

The investor fee on the initial valuation date is equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 1.25% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 1.25% per year.

Because the investor fee reduces the amount of your return at maturity or upon redemption, and the investor fee reduce the amount of your return upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Closing Indicative Value:	The closing indicative value on any given calendar day will be calculated in the following manner: The closing indicative value on the initial valuation date will equal $1,000. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. The “index business day” is defined in “Description of the S&P 500® Dynamic VEQTORTM Total Return Index” below.

Daily Index Factor:	The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Early Redemption:	Subject to the notifications requirements described in this free writing prospectus and the minimum redemption amount of at least 25 Notes, you may elect to require Barclays Bank PLC to redeem your Notes prior to maturity, and you will receive the redemption amount on the early redemption date.

Early Redemption Date:	A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Valuation Date*:	A valuation date is each index business day from the initial valuation date to the final valuation date, inclusive.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740JZZ6 / US06740JZZ64

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission**	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

**	We will earn fees up to 1.25% per annum as described under “Investor Fee” in this free writing prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

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Hypothetical Examples

The following examples show how the Notes would perform in hypothetical circumstances, assuming a starting level for the Index of 197,820.7810. We have included two examples in which the Index has increased by approximately 28% at maturity, as well as two examples in which the Index has decreased by approximately 23% at maturity. These examples highlight the effect of the investor fee in different circumstances. The level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 5 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Yearly Fee	Days	Principal	Starting Index Level
1.25%	365	$1000.00	197,820.7810

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value
t	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting IndexLevel	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) - E
0	197,820.7810	1.00	$0.00	$0.00	$1,000.00
1	207,711.8201	1.03	$12.81	$12.81	$1,037.19
2	218,097.4111	1.08	$13.45	$26.27	$1,076.23
3	229,002.2816	1.13	$14.13	$40.39	$1,117.23
4	240,452.3957	1.19	$14.83	$55.22	$1,160.28
5	252,475.0155	1.25	$15.57	$70.80	$1,205.48

			Annualized Index Return		5.00%
			Annualized Notes Total Return		3.81%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting IndexLevel	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) - E
0	197,820.7810	1.00	$0.00	$0.00	$1,000.00
1	168,147.6639	0.93	$11.56	$11.56	$838.44
2	201,777.1966	0.94	$11.69	$23.25	$996.75
3	161,421.7573	0.92	$11.48	$34.73	$781.28
4	201,777.1966	0.92	$11.48	$46.20	$973.80
5	252,475.4816	1.15	$14.35	$60.55	$1,215.73

			Annualized Index Return		5.00%
			Annualized Notes Total Return		3.98%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting IndexLevel	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) - E
0	197,820.7810	1.00	$0.00	$0.00	$1,000.00
1	187,929.7420	0.98	$12.19	$12.19	$937.81
2	178,533.2549	0.93	$11.58	$23.77	$878.73
3	169,606.5921	0.88	$11.00	$34.76	$822.61
4	161,126.2625	0.84	$10.45	$45.21	$769.29
5	153,069.9494	0.79	$9.93	$55.14	$718.64

			Annualized Index Return		-5.00%
			Annualized Notes Total Return		-6.39%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

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A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing Indicative Value
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting IndexLevel	C x Principal x Investor Fee	Running Total of D	(Principal x B / Starting Index Level) - E
0	197,820.7810	1.00	$0.00	$0.00	$1,000.00
1	168,147.6639	0.93	$11.56	$11.56	$838.44
2	142,925.5143	0.79	$9.83	$21.39	$701.11
3	157,218.0657	0.76	$9.48	$30.87	$763.88
4	117,913.5493	0.70	$8.69	$39.57	$556.50
5	153,070.4086	0.68	$8.56	$48.13	$725.66

			Annualized Index Return		-5.00%
			Annualized Notes Total Return		-6.21%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the valuation dates, the early redemption date, the maturity date and the redemption amount are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that you could be required to include any interest or dividends that are reflected in the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of your Notes even though you will not receive any payments from us until the redemption or maturity of your Notes. Moreover, the Internal Revenue Service could potentially assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that the Internal Revenue Service could assert that you should currently recognize ordinary income in respect of any interest or dividends that are reflected in the Index and recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time either (i) a futures contract that is tracked by the Index rolls or (ii) the notional portfolio tracked by the Index adjusts. If you were treated as owning the underlying components of the Index, it is also possible that you would be required to mark any futures contracts in the Index to market at the end of each taxable year under Section 1256 and treat such gain or loss as 60% long-term capital gain or loss and 40% short-term capital gain or loss.

FWP–4

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee. Similarly, it is possible that you may be required to treat an amount equal to any Early Redemption Charge that may be deducted from the amount paid upon the redemption of your Notes as a deemed expense, which would also generally be subject to the 2% floor on miscellaneous itemized deductions. Moreover, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or components of the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or upon early redemption is linked to the performance of the Index (less the investor fee). Your investment will be fully exposed to any decline in the level of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due.

•

The Value of the Index Will Depend Upon the Success of the Index in Dynamically Allocating Between the Equity and Volatility Components—The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative equity market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). Despite these historically-observed trends, there can be no assurance that such trends will occur over the term of your Notes. In particular, it is possible that periods of higher volatility may occur during periods when the U.S. equity markets are generally increasing in value. In this scenario, under the rules of the Index, the higher volatility trends would likely result in a reduced exposure to the equity component of the Index, the S&P 500 TR, when, in fact, an investor would generally benefit from more, not less, exposure to such index. Conversely, it is possible that periods of lower volatility may occur during periods when the U.S. equity markets are generally decreasing in value. In this scenario,

FWP–5

under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR when, in fact, an investor would generally benefit from less, not more, exposure to such index. Therefore, if the correlations between the U.S. equity markets and market volatility do not behave over the term of the Notes as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components, and, in certain circumstances, it is possible that the dynamic allocation between the equity and volatility components could produce a lower investment return than a simple investment in the equity component alone. Accordingly, there is no assurance that the Index will outperform any alternative strategy that might be employed in respect of the equity and volatility components.

•

The Value of the Index Will Depend Upon the Performance of the S&P 500 TR—While the Index is designed to provide a “volatility hedge” (as described above) during periods of high volatility and rapid decline of the U.S. equity markets, the value of the Index will continue to depend, in large part, on the performance of the S&P 500 TR over the term of your Notes. Even if the Index is successful in dynamically allocating between the equity and volatility components, the value of the Index may fall as a result of a decline in the level of the S&P 500 TR, in particular during periods when the decline in the level of the S&P 500 TR occurs during a period of low market volatility. This is because, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR. Moreover, the volatility hedge component of the Index is limited to a maximum allocation of 40% of the Index, which means that at least 60% of the Index will be exposed to the S&P 500 TR throughout the term of your Notes (subject to the occurrence of a stop loss event as described in more detail herein). Therefore, while the volatility hedge component of the Index may act to mitigate a portion of the decline of the S&P 500 TR in certain market environments, the effect of such hedge has limitations, and the value of your Notes can decline, even significantly, if the level of the S&P 500 TR declines over the term of your Notes.

•

The Allocation of the Index to the Equity and Volatility Components is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility—The Index allocates its weightings to the S&P 500 TR and the Short-Term VIX TR based on predetermined rules. The Index rules use a combination of historical volatility and market estimates of future volatility to predict future trends in volatility by taking into account both (1) the one-month realized volatility of the S&P 500 and (2) the implied volatility trend by reference to the VIX Index. For more information on realized volatility and implied volatility, see “The Index—Volatility” in this free writing prospectus. On the basis of this prediction of likely future volatility, the Index then allocates its relative exposure to the S&P 500 TR and the Short-Term VIX TR in accordance with the pre-defined weightings specified in “The Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”.

There can be no assurance that the rules used by the Index will accurately predict market volatility over time. One-month realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility. In addition, the implied volatility trend under the Index rules require the daily implied trend indicators (as defined herein) to remain constant for at least ten consecutive index business days. Therefore, even if the daily implied volatility trend indicators show an increase or a decrease in volatility for nine out of ten consecutive index business days, the resulting implied volatility trend will show that there is “no trend”, and the target allocations may not appropriately reflect future market volatility.

Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the Index’s realized volatility and implied volatility measures are negatively correlated. In particular, it is possible that the Index’s realized volatility measure shows an increase in historical volatility while the Index’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between the Index’s realized volatility and implied volatility measures do not behave over the term of the Notes as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components.

Accordingly, there is no assurance that the Index’s method of assessing market volatility is the most effective way to predict patterns of volatility. As a result, if the Index fails to predict trends of volatility accurately, then the Index may not be successful in allocating optimally between the S&P 500 TR and the Short-Term VIX TR, which may adversely impact the market value of your Notes and the amount you receive at maturity.

•

The Index Allocates to the Equity and Volatility Components in Accordance with Pre-Defined Weightings That May Not Be Optimal—Subject to the occurrence of a stop loss event, the equity and volatility components comprise 100% of the Index. Their respective weightings are established by reference to the Index’s calculation of realized volatility and implied volatility trends (as discussed above) in accordance with the pre-defined weightings specified in “The Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”. For example, when realized volatility is low and implied volatility is exhibiting a downtrend, more weight is allocated to the equity component in accordance with pre-defined rules. Conversely, when realized volatility is high and implied volatility exhibiting an uptrend, more weight is allocated to the volatility component. However, even if the Index is accurate in predicting volatility trends, the pre-defined weightings between the equity and volatility components as specified herein may not be the most optimal allocations at any given moment over the term of your Notes. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative strategy that might reflect different weighting of the equity and volatility components.

FWP–6

•

The Stop Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%—Although the stop loss feature of the Index is designed to mitigate against losses in the Index by moving the Index into a 100% cash position if the Index has lost 2% or more of its value over any five consecutive index business day period, it does not ensure that any losses resulting from a decrease in the value of the Index will be limited to 2%. For example, suppose that on “day t-7” the value of the Index is 150,000, on “day t-6” the value of the Index is 142,970, on “day t-2” the value of the Index is 145,500 and on “day t-1” the value of the Index is 144,400. On “day t-1”, a stop loss event would be deemed to have occurred because the value of the Index would have fallen by 3% (i.e., 145,500/150,000 – 1) over the immediately preceding five consecutive index business day period. On “day t”, that stop loss event would be deemed to have ended because the value of the Index would have increased by approximately 1% (i.e., 144,400/142,970 – 1) over the immediately preceding five consecutive index business day period. Nonetheless, the overall value of the Index will have fallen by approximately 3.75% (i.e., 144,400/150,000 – 1) over the period beginning on “day t-7” and ending on “day t-1”. Therefore, the stop loss feature does not ensure that losses under the Index are limited to 2%.

•

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Index, the S&P 500 TR, the Short-Term VIX TR or the VIX Index Could Affect the Amount Payable on Your Notes and Their Market Value—The policies of the index sponsor concerning the calculation of the value of the Index, the S&P 500 TR and the Short-Term VIX TR and the policies of the CBOE concerning the calculation of the value of the VIX Index, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the Index, the S&P 500 TR, the Short-Term VIX TR or the VIX Index, respectively, could affect the value of the Index, a Constituent Index or other index used to calculate the Index and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity.

The index sponsor can add, delete or substitute the equity securities underlying the S&P 500 TR or make other methodological changes that could change the value of the S&P 500 TR. The index sponsor can also add, delete or substitute the futures contracts underlying the Short-Term VIX TR or make other methodological changes that could change the value of the Short-Term VIX TR and the Index. The changing of equity securities included in the S&P 500 TR may affect the S&P 500 TR, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the value of the VIX Index. The changing of the futures contracts underlying the Short-Term VIX TR may affect the performance of the Short-Term VIX TR in similar ways. Any such changes may consequently affect the performance of the Index. Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of the Index, the S&P 500 TR or the Short-Term VIX TR. Any of these actions could adversely affect the value of your Notes. The index sponsor has no obligation to consider your interests in calculating or revising the Index, the S&P 500 TR or the Short-Term VIX TR.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your Notes. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your Notes. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your Notes. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “The Index—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—CBOE Volatility Index® (VIX)” below.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

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The Index and the Short-Term VIX TR Have Limited Historical Information, and It Will be Difficult to Compare the Performance of the Index to the S&P 500 TR Over the Term of the Notes—The Index was launched on November 18, 2009. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “The Index—Historical Closing Values of the Index” and “The Index—Hypothetical and Illustrative Performance of the Index”, is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. In addition, the Short-Term VIX TR was created in December 2008, and the index sponsor has published limited information about how the Short-Term VIX TR would have performed had it been calculated prior to that time. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index, Short-Term VIX TR and the VIX Index futures that underlie the Short-Term VIX TR are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each index makes use of as the basis for an investment decision.

FWP–7

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Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of the Index (or any Constituent Index or other index used to calculate the Index) in its capacity as the sponsor of the Index (or any Constituent Index or other index used to calculate the Index). The index sponsor is not under any obligation to continue to calculate the Index (or any Constituent Index or other index used to calculate the Index) or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index (or any Constituent Index or other index used to calculate the Index), it may become difficult to determine the value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index (or any Constituent Index or other index used to calculate the Index) exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this free writing prospectus regarding the Index, each Constituent Index and any other index used to calculate the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the Notes.

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Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical value of the Index.

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Changing Prices of the Futures Contracts Included in the Short-Term VIX TR May Result in a Reduced Amount Payable at Maturity—The Short-Term VIX TR is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Short-Term VIX TR approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the Short-Term VIX TR relative to the unwind price of the relevant Short-Term VIX TR futures contract at the time of hypothetical sale of the contract. The contracts included in the Short-Term VIX TR have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Short-Term VIX TR have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The VIX Index futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Short-Term VIX TR and thus the Index underlying your Notes, and, accordingly, decrease the payment you receive at maturity.

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The Short-Term VIX TR May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—The Short-Term VIX TR is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Short-Term VIX TR may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated markets in other countries. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Short-Term VIX TR, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Even If the Level of the Index Increases Upon Payment at Maturity or Early Redemption, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee reduces the amount of your return at maturity, and the investor fee reduce the amount of your return upon early redemption, the value of the Index must increase by a percentage equal to the applicable fees and charges in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Notes. If the level of the Index decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon early redemption of your Notes.

FWP–8

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 25 Notes at one time in order to exercise your right to redeem your Notes on any early redemption date. You may only redeem your Notes on an early redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Notes on the applicable early redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Early Redemption Procedures” in this free writing prospectus for more information.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities or contracts underlying the components of the Index would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity or upon early redemption described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. As discussed above, you may elect to redeem your Notes, but your right to redemption is subject the conditions and procedures described in this free writing prospectus, including the requirement that you redeem at least 25 Notes at one time. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

FWP–9

Early Redemption Procedures

You may elect to redeem your Notes prior to maturity at an amount equal to the redemption amount specified on the cover page of this free writing prospectus, subject to a minimum redemption amount of at least 25 Notes ($25,000 aggregate principal amount). To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A. The notice must be delivered to us via email by no later than 3:00 p.m., New York City time, on an index business day during the term of the Notes prior to the final valuation date in order for that day to serve as the valuation date in respect of the early redemption. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

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deliver the signed confirmation of redemption to us via facsimile in the specified form by 4:00 p.m., New York City time, on the same day. Your notice of redemption will be deemed effective on the day on which we or our affiliate acknowledge receipt of your confirmation; we or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the redemption amount no later than the first business day following the applicable valuation date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the redemption amount, facing Barclays Capital DTC 5101; and

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cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Description of the S&P 500® Dynamic VEQTORTM Total Return Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Dynamic VEQTORTM (Volatility EQuity Target Return) Total Return Index (the “Index”), the Constituent Indices (as defined below) and certain other indices used to calculate the Index, including, without limitation, their composition, method of calculation and changes in their components, from publicly available information. Such information regarding the Index, the Constituent Indices and certain other indices used to calculate the Index, set forth in this free writing prospectus reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”).

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this free writing prospectus or the accompanying prospectus supplement and prospectus.

Overview

The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). The Index also incorporates a “stop loss” mechanic that shifts the entire value of the Index to a cash investment under certain exceptional circumstances as described herein.

The equity component of the Index is represented by the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the volatility component of the Index is represented by the S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR” and together with the S&P 500 TR, the “Constituent Indices”). The S&P 500 TR is intended to provide a performance benchmark for the U.S. equity markets, and the Short-Term VIX TR seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index® (the “VIX Index”) futures contracts. Each of these components is discussed in further detail below.

The Index is calculated on a total return basis because its Constituent Indices are total return indices, specifically the S&P 500 TR and the Short-Term VIX TR, and because the cash component of the Index in the event of a stop loss event is interest bearing. For more information on the S&P 500 TR and the Short-Term VIX TR, see “—The Constituent Indices”.

The Index allocates weightings to the equity and volatility components based on a combination of realized volatility levels and implied volatility trends in accordance with the rules described herein. These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently. The Index also includes a “stop loss” feature, whereby the Index will move into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days.

FWP–10

Publication of Index Values

The value of the Index is calculated in accordance with the method described in “—Calculation of the Index” below. The value of the Index at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the ticker symbol “SPVQDTR”.

An “index business day” is any day on which both the S&P 500 TR and Short-Term VIX TR are calculated.

Before describing the Index and the Constituent Indices in detail, we will provide an overview of volatility.

Volatility

Volatility is a statistical measure of the degree of movement of the price of an asset over a period of time and is considered the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural logarithm of the return of an asset over a specified period of time.

Realized volatility is an historical calculation of this degree of movement based on prices or values of the asset observed periodically in the market over a specified period. The realized volatility of an asset is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a one-month period.

Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market prices of listed options on the asset. Implied volatility has generally had a strongly negative correlation to equity market returns.

Composition of the Index

The Index is comprised of three components:

1.	Equity, represented by the S&P 500 TR;

2.	Volatility, represented by the Short-Term VIX TR; and

3.	Cash.

Equity and volatility component allocations

On any index business day, t, the Index allocates weightings to the equity and volatility components based on a combination of realized and implied volatility trend decision variables as described below. While the allocations are reviewed at the close of each index business day, they may change on a less frequent basis.

Subject to the occurrence of a stop loss event (as described below), the equity and volatility components make up 100% of the notional portfolio included in the Index.

Stop loss feature

As described in further detail below, the Index will allocate into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days. For an example of how the stop loss feature operates, please refer to “—Example of Stop Loss Event Calculation”.

Calculation of the Index

Step 1: Determine the Realized Volatility

On any index business day, t, the Index uses the annualized one-month realized volatility level of the S&P 500® Index (the “S&P 500”) as the indicator of the realized volatility environment, calculated as of the immediately preceding index business day as follows:

where:

RVt-1	=	the annualized one-month realized volatility, calculated as of the immediately preceding index business day; and

SPX	=	the S&P 500.

FWP–11

For an illustration of the historical realized volatility environment from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Realized Volatility Environment” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 2: Determine the Implied Volatility Trend

The Index aims to anticipate changes in the volatility environment by observing 5-day and 20-day moving averages of one-month implied volatility. Implied volatility is calculated by reference to the CBOE Volatility Index® (the “VIX Index”).

Determining the implied volatility trend involves three steps: (a) first, calculating the 5-day implied volatility average and the 20-day implied volatility average (each, as defined below), (b) next, evaluating the applicable daily implied volatility trend indicators (as defined below) and (c) finally, using the daily implied volatility trend indicators to determine the implied volatility trend (as defined below).

Part (a): Calculate the 5-day and 20-day implied volatility averages

On any index business day, t,

the “5-day implied volatility average” is equal to:

and the “20-day implied volatility average” is equal to:

where:

5IVt-1	=	the 5-day implied volatility average, calculated as of the immediately preceding index business day;

20IVt-1	=	the 20-day implied volatility average, calculated as of the immediately preceding index business day; and

VIX	=	the CBOE Volatility Index®. For a description of the CBOE Volatility Index®, please see “—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—CBOE Volatility Index® (VIX)”.

Part (b): Evaluate the applicable daily implied volatility trend indicators

For any index business day, t, the “daily implied volatility trend indicator” is deemed to be “up” (+1) if the 5-day implied volatility average on the immediately preceding index business day is greater than or equal to the 20-day implied volatility average on the immediately preceding index business day, and is deemed to be “down” (-1) if the 5-day implied volatility average on the immediately preceding index business day is less than the 20-day implied volatility average on the immediately preceding index business day. This concept is expressed as follows:

where:

DIVTt-1	=	the daily implied volatility trend indicator as of the immediately preceding index business day.

Part (c): Determine the implied volatility trend

An “implied volatility trend” is established if the daily implied volatility trend indicators remain constant for at least 10 consecutive index business days. Therefore, on any index business day, t, the implied volatility trend (IVTt) will exhibit:

FWP–12

For an illustration of historical implied volatility trends from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Implied Volatility” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 3: Determine the Target Weightings of the Equity Component and Volatility Component

On each index business day, t, once the realized volatility and the implied volatility trend have been determined for that day, the weightings of each of the equity and volatility components for purposes of calculating the Index will be allocated in accordance with the pre-defined weightings set forth below:

Realized Volatility (RVt-1)	Target Equity Component Volatility Component Allocation
	Implied Volatility Downtrend (IVTt-1 = -1)	No Implied Volatility Trend (IVTt-1 = 0)	Implied Volatility Uptrend (IVTt-1 = +1)
Less than 10%	97.5% / 2.5%	97.5% / 2.5%	90% / 10%
10% < RVt-1 < 20%	97.5% / 2.5%	90% / 10%	85% / 15%
20% < RVt-1 < 35%	90% / 10%	85% / 15%	75% / 25%
35% < RVt-1 < 45%	85% / 15%	75% / 25%	60% / 40%
More than 45%	75% / 25%	60% / 40%	60% / 40%

where:

=	weight of the S&P 500 TR within the Index;

=	weight of the Short-Term VIX TR within the Index; and

Although the allocations to the equity and volatility components of the Index are evaluated daily, changes in allocation may occur less frequently if the realized volatility and/or implied volatility trend on any given index business day, calculated in accordance with Steps 1 and 2, have not changed sufficiently from the prior index business day to require a change in allocation in accordance with the table above.

Step 4: Evaluate Whether a Stop Loss Event Has Occurred

On each index business day, t, the performance of the Index over the immediately preceding five index business days (the “5-day return”) is evaluated. If the 5-day return is equal to or less than -2.0%, as calculated in accordance with the formula set forth below, the Index will be deemed to have experienced a “stop loss event”. Following the occurrence of a stop loss event, 100% of the Index will be shifted into a cash position at the close of that index business day, t, meaning that the weightings of each of the equity and volatility components will equal 0%.

On each index business day, t, the 5-day return, expressed as a percentage, is calculated as follows:

where:

Indext-1	=	The closing value of the ER Index on the immediately preceding index business day; and

Indext-6	=	The closing value of the ER Index on the sixth index business day preceding the day on which the 5-day return is calculated.

FWP–13

“ER Index”	means the S&P 500® Dynamic VEQTORTM Excess Return Index (Bloomberg ticker symbol “SPVQDER <Index>”), as described in “Step 6: Calculate the Value of the ER Index” below.

The stop loss event will terminate once the 5-day return is greater than -2.0% (e.g., -1.9%). The period during which the Index will be in a stop loss position can be as short as one (1) index business day (e.g., if on the following index business day, the 5-day return is greater than -2.0% (e.g., -1.9%)) and no longer than five (5) consecutive index business days (given that five consecutive index business days in a cash position will necessarily result in a 5-day return of 0%). Following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t, in accordance with Steps 1 through 3 above. For an example of how the stop loss feature operates, including how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components, please refer to “—Example of Stop Loss Event Calculation”.

For an illustration of hypothetical equity, volatility and cash allocations from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Hypothetical Equity and Volatility Allocations” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 5: Calculate the Value of the Index

Part (a): Calculation of the value of the Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the Index is calculated as follows:

where:

Indext	=	the closing value of the Index on day t;

Indext-1	=	the closing value of the Index on the immediately preceding index business day;

EquityTDRt	=	the daily return of the equity component, as determined by the following formula:

where:

	=	weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPXT	=	The closing level of the S&P 500 TR. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Excess Return Index™ and the S&P 500® Total Return Index™—S&P 500® Total Return Index™” below for a description of the calculation of the S&P 500 TR; and

VolTDRt	=	the daily return of the volatility component, as determined by the following formula:

where:

	=	weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSTR	=	the closing value of the Short-Term VIX TR.

CashDRt	=	Cash Daily Return, calculated based on an overnight deposit rate.

FWP–14

where:

where:

Datet	=	the valuation date

Datet-1	=	the immediately preceding valuation date

Ratet-1	=	the previous day value of Overnight LIBOR Rate, expressed as a percentage.

Part (b): Calculation of the Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityTDRt) and the volatility component (VolTDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the Index will be shifted into an interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component and the volatility component will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred on the current index business day, t, the closing value of the Index on the immediately following index business day, t+1, will be calculated as follows:

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “—Example of Stop Loss Event Calculation”.

Step 6: Calculate the Value of the ER Index

The ER Index is the excess return version of the Index. The equity component of the ER Index is represented by the S&P 500® Excess Return Index™ (the “S&P 500 ER”) and the volatility component of the ER Index is represented by the S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”). The ER Index is calculated on an excess return basis because its component indices are excess return indices, specifically the S&P 500 ER and the Short-Term VIX ER, and because the cash component of the Index in the event of a stop loss event is not interest bearing.

To calculate the value of the ER Index, Step 1, 2, 3, and 4 above are carried out as in the calculation of the Index, and Step 5 above is replaced by the description below.

Part (a): Calculation of the value of the ER Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the ER Index is calculated as follows:

where:

Indext	=	the closing value of the ER Index on day t;

Indext-1	=	the closing value of the ER Index on the immediately preceding index business day;

EquityEDRt	=	the daily return of the equity component, as determined by the following formula:

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where:

	=	weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPXEt	=	The closing level of the S&P 500 ER on day t. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™—S&P 500® Excess Return Index™” below for a description of the calculation of the S&P 500 ER;

SPXE t-1	=	The closing level of the S&P 500 ER on day t-1, the immediately preceding index business day; and

VolEDRt	=	the daily return of the volatility component, as determined by the following formula:

where:

	=	weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSPt	=	the closing value of the Short-Term VIX ER on day t; and

SPVXSP t-1	=	the closing value of the Short-Term VIX ER on day t-1, the immediately preceding index business day.

Part (b): Calculation of the Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityEDRt) and the volatility component (VolEDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the ER Index will be shifted into a non-interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component and the volatility component will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred, the closing value of the ER Index on the current index business day, t, will equal the closing value of the ER Index on the immediately following index business day, t+1, as illustrated below:

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “—Example of Stop Loss Event Calculation”.

The Constituent Indices

The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™

The following section describes each of the S&P 500® Index (the “S&P 500”), the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the S&P 500® Excess Return Index™ (the “S&P 500 ER”).

S&P 500® Index

The S&P 500® Index (the “S&P 500”) is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 is calculated, maintained and published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”) and is reported by Bloomberg L.P. under the ticker symbol “SPX <Index>”.

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Composition of the S&P 500

The index sponsor chooses companies for inclusion in the S&P 500 with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by the index sponsor for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. operating companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust). The ten main groups of companies that comprise the S&P 500 include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above.

The S&P 500 does not reflect the payment of dividends on the stocks included in the S&P 500.

Computation of the S&P 500

As of September 16, 2005, the index sponsor has used a full float-adjusted formula to calculate the S&P 500. With a float-adjusted index, the share counts used in calculating the S&P 500 will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500 is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spin-offs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

As discussed above, the level of the S&P 500 is the quotient of (1) the total float-adjusted market capitalization of the S&P 500’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index levels is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the S&P 500, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500 since the base date. The index divisor is adjusted such that the index level at an instant just prior to a change in base capital equals the index level at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 and do not require adjustments to the index divisor.

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Additional information on the S&P 500 is available on the following website:

http://www.standardandpoors.com.

S&P 500® Total Return Index™

The total return version of the S&P 500 Index, the S&P 500® Total Return Index™ (the “S&P 500 TR”), is calculated in the same manner as the S&P 500 described above; however, the difference between the S&P 500 and the S&P 500 TR is that the S&P 500 reflects changes in the prices of its underlying stocks, while the S&P 500 TR reflects both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

Specifically, in calculating the S&P 500 TR, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Index reflects both ordinary and special dividends.

The level of the S&P 500 TR is reported on Bloomberg page “SPXT <Index>”.

S&P 500® Excess Return Index™

The excess return version of the S&P 500 Index, the S&P 500® Excess Return Index™ (the “S&P 500 ER”), is calculated in the same manner as the S&P 500 TR described above; however, the difference between the S&P 500 ER and the S&P 500 TR is that the S&P 500 ER is designed to track an unfunded investment in the S&P 500.

Specifically, the S&P 500 ER calculates the return on an investment in the S&P 500 TR where the investment was made through the use of borrowed funds. Therefore, the return of the S&P 500 ER will be equal to that of the S&P 500 TR minus the associated borrowing costs, which are represented by the overnight LIBOR.

The level of the S&P 500 ER is not currently published.

The S&P 500 Short-Term VIX Futures™ Index ER

The S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”) seeks to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflects forward implied volatility of the S&P 500 at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500.

The Short-Term VIX ER is an index composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts. The Short-Term VIX ER is calculated, maintained and published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”) and is reported by Bloomberg under the ticker symbol “SPVXSP”.

The Short-Term VIX ER is a rolling index, which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Short-Term VIX ER is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Short-Term VIX ER operates by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each Short-Term VIX ER index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and the Short-Term VIX ER is a “rolling index”. The constant weighted average maturity for the futures underlying the Short-Term VIX ER is one month.

A “Short-Term VIX ER index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

The S&P 500 Short-Term VIX Futures™ Index TR

The S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR”) is the total return version of the Short-Term VIX ER, and is calculated in the same manner as the Short-Term VIX ER above; however, the difference between the Short-Term VIX ER and the Short-Term VIX TR is that the performance of the Short-Term VIX TR includes the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate, whereas that the performance of the Short-Term VIX ER does not include such Treasury Bill rate.

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The Short-Term VIX TR is calculated, maintained and published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (the “index sponsor”) and is reported by Bloomberg under the ticker symbol “SPVXSTR”.

A “Short-Term VIX TR index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

CBOE Volatility Index® (VIX)

We have derived all information contained in this free writing prospectus regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, The VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

Futures Markets

The Short-Term VIX TR is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Short-Term VIX TR are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

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By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Short-Term VIX ER

The Short-Term VIX ER measures the return from a rolling long position in the first and second month VIX Index futures contracts. The Short-Term VIX ER rolls continuously throughout each month from the first month VIX Index futures contract into the second month VIX Index futures contract. The Short-Term VIX ER is intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index. On any Short-Term VIX ER index business day, t, the Short-Term VIX ER is calculated as follows:

IndexERt = IndexERt-1 * (1+ CDRt)

where:

IndexERt-1	=	The Short-Term VIX ER on the preceding Short-Term VIX ER index business day.

CDRt	=	Contract Daily Return, as determined by the following formula:

where:

t-1	=	the preceding Short-Term VIX ER index business day.

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for the Short-Term VIX ER:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for the Short-Term VIX ER:

where:

CRWi,t	=	Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t	=	Daily Contract Reference Price of the ith VIX Futures Contract on date t.

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Calculation of the Short-Term VIX TR

The total return version of the Short-Term VIX ER (i.e., the S&P 500 VIX Short-Term Futures™ Index TR) is intended to reflect the returns that are potentially available through such an unleveraged investment plus the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate. On any Short-Term VIX TR index business day, t, the Short-Term VIX TR is calculated as follows:

IndexTRt = IndexTRt-1 * (1+ CDRt+ TBRt)

where:

IndexTRt-1	=	The Short-Term VIX TR on the preceding Short-Term VIX TR index business day.

CDRt	=	Contract Daily Return, as determined above in the Short-Term VIX ER calculation.

TBRt	=	Treasury Bill Return, as determined by the following formula:

Deltat	=	the number of calendar days between the current and previous business days.

TBARt-1	=	the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date (“roll period”). Thus, the Short-Term VIX TR is rolling on a continual basis. On the Short-Term VIX TR index business day after the current roll period ends the following roll period will begin. In calculating the total return of the Short-Term VIX TR, the Contract Roll Weights (CRWi,t) of each of the contracts in the Short-Term VIX TR, on a given Short-Term VIX TR index business day, t, are determined as follows:

where:

dt	=	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr	=	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the roll period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX Index futures holding is sold and an equal notional amount of the second month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of first month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following roll period starts when the old second month VIX Index futures contract becomes the new first month VIX Index futures contract.

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In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Short-Term VIX TR is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX Index futures were listed. For the purpose of historical Short-Term VIX TR index calculations, the following assumptions have been made in interpolating VIX Index futures contract prices from near-by listed contracts.

When ith future was not listed, but ith+1 and ith-1 futures were listed, the following interpolation has been assumed:

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith+2 futures were not listed, the following interpolation has been assumed:

where:

Ti	=	Expiration of the ith VIX Index Futures contract; and

BDays	=	Number of business days between VIX Futures Expiration Days.

Base Date and Launch Date of the Index

The base date for the Index is December 20, 2005 at a base value of 100,000. The launch date for the Index was November 18, 2009 at a value of 201,932.3.

Index Governance

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. There are eight members of the Index Committee; all are full-time professional members of the index sponsor’s staff. The Index Committee meets monthly. At each meeting, the Index Committee reviews pending corporate actions that may affect Index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index sponsor considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Historical Closing Values of the Index

Since its inception, the Index has experienced fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical values do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or its Constituent Indices will result in holders of the Notes receiving a positive return on their investment.

The Index was launched on November 18, 2009 and the base date for the Index is December 20, 2005. All data relating to the period prior to the launch date of the Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from December 30, 2005 to December 31, 2008 based on the selection criteria and methodology described above; and

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(ii)	on an actual basis, how the Index has performed from December 31, 2009 onwards.

December 30, 2005	99,121.24
December 29, 2006	113,143.0
December 31, 2007	132,600.4
December 31, 2008	160,829.9
December 31, 2009	198,452.0
March 8, 2010	197,470.9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical and Illustrative Performance of the Index

The following graph shows the hypothetical performance of the Index during the period from December 20, 2005 to November 18, 2009 and the actual performance of the Index from November 18, 2009 to March 9, 2010 relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the index sponsor’s excess return version of the Index (the “S&P VEQTOR ER”). The S&P VEQTOR ER does not include accrual and reinvestment of dividends on the equity component, interest on the volatility component based on the three-month U.S. treasury rate and interest on the cash component. The graph below does not show the comparative performance of the S&P 500 ER because the S&P 500 ER is not published by the index sponsor.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The three graphs below focus on three twelve-month periods of the graph shown above in order to highlight the behavior of the three indices in different U.S. equity market environments, and also show the hypothetical performance of the Index relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the S&P VEQTOR ER. Graph 1 is designed to show how the Index would have performed in a period of generally steady gains of the S&P 500 TR (July 15, 2006 to July 15, 2007). Graph 2 is designed to show how the Index would have performed in a period of modest gains followed by a second half of the year during which the S&P 500 TR exhibited more volatile periods of gains and losses (January 15, 2007 to January 15, 2008). Graph 3 is designed to show how the Index would have performed in a period of relative flat returns followed by a second half of the year during which the S&P 500 TR exhibited a period of significant declines in return (March 15, 2008 to March 15, 2009). The graphs below do not show the comparative performance of the S&P 500 ER because the S&P 500 ER is not published by the index sponsor.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

FWP–23

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

FWP–24

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Example of Stop Loss Event Calculation

The following example illustrates the calculation of the Index value from a hypothetical period of index business days from February 25, 2009 to March 9, 2009, showing how this Index would have performed during those dates had it been launched period to that period. The Index values for the February 17, 2009 to February 24, 2009 period are also shown as these values are needed to calculate the 5-day return from February 25, 2009 onwards. The table shows how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components.

Index Business Day	ER Index Value	5- day return Based on ER Index	TR Index Value	Equity Component*	Volatility Component*	Cash Component*
February 17, 2009	137,206.484		155,557.2
February 18, 2009	137,206.484		155,558.6
February 19, 2009	137,206.484		155,559.9
February 20, 2009	137,667.109		156,083.5
February 23, 2009	135,805.453		153,976.5
February 24, 2009	136,929.641		155,252.3
February 25, 2009	135,125.875	-0.20%	153,208.3	75.00%	25.00%	0.00%
February 26, 2009	133,964.125	-1.52%	151,892.3	75.00%	25.00%	0.00%
February 27, 2009	131,862.047	-2.36%	149,510.1	0.00%	0.00%	100.00%
March 2, 2009	131,862.047	-4.22%	149,514.7	0.00%	0.00%	100.00%
March 3, 2009	131,862.047	-2.90%	149,515.9	0.00%	0.00%	100.00%
March 4, 2009	131,862.047	-3.70%	149,517.3	0.00%	0.00%	100.00%
March 5, 2009	131,862.047	-2.42%	149,518.5	0.00%	0.00%	100.00%
March 6, 2009	131,862.047	-1.57%	149,519.9	60.00%	40.00%	0.00%
March 9, 2009	131,810.828	0.00%	149,465.6	60.00%	40.00%	0.00%

*	The weightings of the equity, volatility and cash components at the close of the applicable index business day.

FWP–25

Based on the ER Index levels shown above, the 5-day return on February 27, 2009 is equal to -2.36%, and was calculated as follows:

5-day return2/27/2009	=

=

	=	-0.0236 or -2.36%

Because such 5-day return of -2.36% on February 27, 2009 is less than -2.0%, a stop loss event is deemed to occur. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the occurrence of a stop loss event, 100% of the Index is shifted into a cash position at the close of that index business day. Therefore, the closing value of the Index on the following index business day, March 2, 2009, is equal to the closing value of the Index on February 27, 2009 plus the interest accrual on the cash component based on Overnight LIBOR.

In this example, this stop loss event terminates on March 6, 2009, when the 5-day return based on ER Index is greater than -2.0%. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day. Therefore, the allocations to the equity and volatility components change on March 6, 2009, in accordance with the rules set forth in “—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component” above, while the closing value of the Index changes only on the following index business day, March 9, 2009.

This example also demonstrates that a stop loss event may only continue for a maximum of five (5) consecutive index business days. This is because if the closing value of the Index remains the same for five consecutive index business days, the 5-day return based on the ER Index on the sixth index business day will necessarily equal 0%.

FWP–26

Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility Trends and Hypothetical Equity and Volatility Allocations

The following graph illustrates the 22-day realized volatility environment from December 2005 to February 2010.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph illustrates the implied volatility environment from December 2005 to February 2010 by reference to the CBOE Volatility Index®.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

FWP–27

The following diagram illustrates the hypothetical percentage allocations to the equity, volatility and cash components of the Index from December 2005 to February 2010 (dates prior to November 18, 2009 are hypothetical and assume that the Index had already been launched in December 2005).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

LICENSE AGREEMENT

We have entered into an agreement with Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

The index sponsor expressly agrees and acknowledges that the grant of rights to use the Index as a component of the Notes shall be on an exclusive basis for a two (2) year period commencing on the effective date of the license agreement.

MODIFICATIONS TO THE INDEX

The index sponsor may revise the Index policy covering rules for selecting companies, treatment of dividends, share counts or other matters as described above under “The Index—Index Governance”. The index sponsor may also make determinations relating to market disruption and force majeure events as described below.

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of (1) the S&P 500, S&P 500 TR and S&P 500 ER based on (a) the closing prices published by the exchange, or (b) if no closing price is available, the last regular trade reported for each stock before the exchange closed, and (2) the Short-Term VIX TR based on the most recent prior closing futures prices published by the CBOE, and the roll of the Short-Term VIX TR for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—Contract Rebalancing”. In the case of the S&P 500, S&P 500 TR and S&P 500 ER, if an exchange fails to open due to unforeseen circumstances, the index sponsor will use the prior day’s closing prices. If all exchanges fail to open, the index sponsor may determine not to publish the S&P 500 and/or S&P 500 TR, or calculate the S&P 500 ER, for that day. In the case of the Short-Term VIX TR, if an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the Short-Term VIX TR for that day.

In the case of the Short-Term VIX TR, if an exchange introduces a holiday during the month of a calculation of the Short-Term VIX TR, the Short-Term VIX TR will not be published on that holiday and the roll for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—Contract Rebalancing”.

FWP–28

If the index sponsor does not publish the Short-Term VIX TR, S&P 500 and/or S&P 500 TR, and/or does not calculate the S&P 500 ER, the index sponsor may determine not to publish the Index for that day.

DISCLAIMER

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or third party licensors. Neither the index sponsor nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Dynamic VEQTORTM (Volatility EQuity Target Return) Total Return Index to track general stock market performance. The index sponsor’s and its third party licensor’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of the index sponsor and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Barclays Bank PLC or the Notes. The index sponsor and its third party licensors have no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. Neither the index sponsor nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes is to be converted into cash. The index sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER THE INDEX SPONSOR, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. THE INDEX SPONSOR, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL THE INDEX SPONSOR, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500”, “S&P 500 VIX Short-Term Futures™”, “S&P 500® Total Return Index™”, “S&P 500® Total Return Index™” and “S&P 500® Dynamic VEQTORTM” are trademarks of Standard & Poor’s Financial Services LLC. “VIX” is a registered trademark of the CBOE and has been licensed for use by the index sponsor.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–29

ANNEX A

NOTICE OF REDEMPTION

To: jpmpbuscoverageteam@barclayscapital.com

Subject: Notice of Redemption, CUSIP No. [—]

[BODY OF EMAIL]

Name of holder: [                            ]

Number of Notes to be redeemed: [                    ]

Redemption Notice Date: [                    ]

Contact Name: [                            ]

Telephone #: [                            ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the free writing prospectus relating to the Notes are satisfied.

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-526-7618

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[—] Global Medium-Term Notes, Series A, due 2015, CUSIP No. 06740JZZ6, redeemable for a cash amount based on the S&P 500® Dynamic VEQTORTM Total Return Index (the “Notes”) hereby irrevocably elects to exercise, on the Early Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the early redemption right as described in the free writing prospectus relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Early Redemption Date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25 Notes at one time in order to exercise your right to redeem your Notes on the Early Redemption Date.)